CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of The Crowley Portfolio Group, Inc. and to the inclusion of our report dated December 18, 1998 to the Shareholders and Board of Directors of The Crowley Portfolio
Group, Inc.


                                         /s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
March 29, 1999